Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

CONTAINER APPLICATIONS LIMITED

AND

BNS CONSENT HOLDING AS

DATED AS OF APRIL 30, 2008

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A-1	Form of Noncompetition Agreement
Exhibit A-2	Form of Noncompetition Addendum to Employment Agreement
Exhibit B	Form of Escrow Agreement

SCHEDULES

Schedule 1.1(i)	Due Diligence data room index
Schedule 2.4	Seller Wire Transfer Information
Schedule 3.4	Required Consents
Schedule 3.10	Financial Statements
Schedule 3.15(b)	Containers
Schedule 3.17(a)	List of Company Lease Contracts
Schedule 3.17(b)	List of Company Financing Contracts
Schedule 3.17(c)	List of Company Contracts between Company and Subsidiaries
Schedule 3.17(d)	List of Company Contracts with payments from 1/1/2008 and accounts receivable
Schedule 7.2(a)(vii)	Schedule of Employees of the Company
Schedule 7.2(a)(viii)	Schedule of Parties to Noncompetition Addendum to Employment Agreement

1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2008, by and between CONTAINER APPLICATIONS LIMITED, a Barbados corporation (“Buyer”) and BNS CONSENT HOLDING AS, a Norwegian corporation (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, all of the issued and outstanding capital stock of the Company (the “Acquisition”).

B. Prior to the Acquisition, the Company has acquired from BNS Consent Holding AS, a Norwegian Corporation (“Marlin Portfolio”) a portfolio of (i) 1,230-palletwide containers (as of 31th December 2007) (the “Portfolio Containers”) and (ii) all related lease and rental contracts with respect to the Portfolio Containers (the “Portfolio Contracts”) and, for the period beginning January 1, 2008, all accounts receivable and rental income (the “Portfolio AR”) (less direct operating costs) pertaining to the Portfolio Containers (collectively the Portfolio Containers and the Portfolio Contracts and the Portfolio AR (less direct operating costs and accumulated interest on the intercompany loan for the acquisition of the Marlin Portfolio until paid by Company, are the “Portfolio”).

C. In addition to the Portfolio, the Company (either directly or beneficially, through its Subsidiaries) also owns and leases certain equipment and other assets, including without limitation : (i) cargo containers and roll trailers (such containers, roll trailers and the Portfolio Containers being hereinafter referred to collectively as the “Containers”) and (ii) related lease and rental contracts (such lease and rental contracts and the Portfolio Contracts of the Company or any of its Subsidiaries being hereinafter referred to as the “Company Lease Contracts”).

D. In connection with the Acquisition, Buyer and Seller are contemporaneously entering into a Noncompetition Agreement in the form attached hereto as Exhibit A-1 (“Noncompetition Agreement”) and each Person listed on Schedule 8.2(a)(xviii) is contemporaneously entering into a Noncompetition Addendum to Employment Agreement in the form attached hereto as Exhibit A-2 (each, a “Noncompetition Addendum”).

E. A portion of the consideration otherwise payable by Buyer in connection with the Acquisition shall be placed in escrow by Buyer as partial security for the indemnification obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

(a) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(b) “Ancillary Agreements” means the Noncompetition Agreement and the Noncompetition Addendums and any other agreement or instrument entered into in connection with the Acquisition.

(c) “Code” shall mean, as appropriate: (i) with respect to Norwegian law, the Norwegian tax law of 1999, as amended; (ii) with respect to Swedish law, the Swedish tax law of 1999, as amended; and with respect to United States law, the Internal Revenue Code of 1986, as amended.

(d) “Company” _means Consent Equipment AB, a Swedish corporation, with its registered address at Stigbergsliden 5, SE-400 40 Gothenburg, Sweden, and corporate identification number 556256-4160.

(e) “Company Lease Contracts” has the meaning set forth in Recital C.

(f) “Company Registered Intellectual Property Rights” means all Norwegian, Swedish, German, Dutch, U.S. and other: (i) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; and (ii) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries.

(g) “Company Shares” shall mean 340,000 shares in the Company with par value SEK 100, which constitute all of the Company’s equity securities, measured on a “fully-diluted” basis.

(h) “Contracts” shall mean the: (i) Company Lease Contracts; (ii) Financing Contracts; and (iii) Other Material Contracts.

(i) “Due Diligence” shall mean the examination of documentation and enquiries made by the Buyer and the Buyers Representatives of the management of the Company, the management of the Seller and the Seller’s Representatives. Documents provided for examination are set out in the data room index shown in Section 1.1 (i) of the Disclosure Schedule.

(j) “Escrow Agent” shall mean Nordea Bank.

(k) “Escrow Agreement” shall mean an Escrow Agreement in substantially the form of Exhibit B.

(l) “Escrow Fund” shall mean an amount in cash equal to US $2.34 million.

(m) “Financing Contracts” means all contractual obligations of the Company and it Subsidiaries that evidence Indebtedness, including the financial lease contracts of the Company and its Subsidiaries.

(n) “Governmental Body” means any:

(i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, provincial, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(o) “Hedge Amount” shall mean US$209,320, which is the amount paid by Buyer for its 50% share of a hedge for Norwegian Krone with respect to the purchase price of US$15.6 Million.

(p) “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with generally accepted accounting principles:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii) net obligations of such Person under any swap contract; the amount of any net obligation under any such swap contract on any date shall be deemed to be the swap termination value thereof as of such date;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) capital leases;

(vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii) all guarantees of such Person in respect of any of the foregoing.

(ix) For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

(x) any and all Taxes owed by the Company or any of its Subsidiaries, either directly or in its capacity as a withholding agent, in respect of payments made to third parties, including Employees, pertaining to any period ending on or before December 31, 2007.

(xi) any and all Taxes attributable to, or imposed on, or with respect to the Portfolio, pertaining to any period ending on or before December 31, 2007.

(q) “Legal Requirements” shall mean any applicable federal, state, local, of Norway, Sweden, Germany or any other country or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Body.

(r) “Liabilities” shall mean any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or otherwise,.

(s) “Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort.

(t) “Material Adverse Effect” means any change, event, circumstance, condition or effect that is, individually or in the aggregate, materially adverse to the value, ownership or enforceability in relation to the ownership of the Company’s Shares or the Company’s condition (financial or otherwise), capitalization, properties, assets (including the Portfolio), liabilities, business, employees, management, operations, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, occurring during the period of December 31, 2007 to the date hereof.

(u) “Officer’s Certificate” shall mean a written instrument with respect to the existence of facts as described in such certificate, duly executed by an officer of the party delivering such certificate.

(v) “Other Material Contracts” shall mean any contracts of the Company or its Subsidiaries that involves payment of money and no other material obligations with a nominal value exceeding USD 25,000 per annum.

(w) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(x) “Portfolio” has the meaning given to such term in the Recitals.

(y) “Purchase Price” shall mean US$15.6 million, subject to adjustment as provided in Article 2.3.

(z) “Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

(aa) “Seller” means BNS CONSENT HOLDING AS, a Norwegian corporation, with its registered address at Verkseier Furulunds vei 11, 0668 Oslo and corporate identification number 976 310 780.

(bb) “Sellers’ Knowledge” shall mean the actual knowledge of the management of the Seller, the current members of the Seller’s Board of Directors, Tomas Wennström, Johan Friman and the current members of the Board of Directors of the Company or such knowledge such persons should have had based on their positions with the Seller or the Company.

(cc) “Subsidiary” when used with reference to a party hereto, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(dd) “Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, all right, title and interest in and to the Company Shares, free and clear of all Liens.

2.2 Consideration for the Company Shares.

(a) Purchase Price. On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Company Shares by Seller to Buyer, at the Closing, Buyer shall deliver to Seller, subject to the deposit of the Escrow Fund with the Escrow Agent and subject to adjustment pursuant to Section 2.3 herein, the Purchase Price.

(b) Sales and Use Taxes. Seller shall bear and pay any sales, use, stamp, and transfer taxes (the “Transfer Taxes”) arising out of the sale and transfer of the Portfolio to the Company. Seller shall bear and pay any Transfer Taxes levied by Swedish or Norwegian Governmental Body on the sale of the Company Shares. Buyer shall bear and pay any Transfer Taxes related to Barbados or the United States arising out of the purchase and transfer of the Company Shares to the Buyer. To the extent permitted by law, the Parties shall cooperate fully with each other in minimizing any Transfer Taxes. To the extent a Governmental Body provides notice to either Party of an audit of the Transfer Taxes, the notified Party shall promptly inform the other Party. The Party responsible for the Transfer Tax in question shall assume responsibility for such audit and shall bear and pay when due any additional Transfer Taxes (plus interest and penalties) ultimately assessed with respect to the Acquisition.

2.3 Purchase Price Adjustment. The Purchase Price will be (i) decreased by the Hedge Amount and (ii) subject to adjustment in accordance with Section 9.12 herein.

2.4 Closing Place, Time and Date. The Closing shall be held at the offices of Vogt & Wiig Lawfirm, Roald Amundsens gate 6, 0117 Oslo, Norway, on Wednesday 30th April 2008 at 10:00 a.m. as promptly as practicable, but in no event later than the date which is two (2) business days following the satisfaction or, if permitted pursuant to the terms of Article VIII hereof, waiver of the conditions to the Closing set forth in Article VIII hereof, or at such other place and such other time and/or date as the parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the “Closing Date”).

2.5 Taking of Necessary Action; Further Action. From time to time after the Closing Date, at the request of Buyer, Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Company Shares and the Company’s title to or interest in the Portfolio, to put Buyer in actual possession and operating control of the Company Shares and to assist Buyer in exercising all rights with respect thereto. Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Seller but on behalf of and for the benefit of Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Seller or otherwise, for the benefit of Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Company Shares or Portfolio and to do all acts and things in relation to the Company Shares or Portfolio which Buyer or its successors or assigns reasonably deem desirable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions, which exceptions shall constitute representations and warranties of Seller hereunder, as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement to which the information stated in such disclosure is related, and such other sections, subsections, paragraphs or subparagraphs of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other section, subsection, paragraph or subparagraph readily apparent based solely on the substance of such disclosure) supplied by Company and Seller to Buyer (the “Disclosure Schedule”) and dated as of the date hereof, Seller hereby represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

3.1 Ownership of Shares. Seller is the sole recorded and beneficial owner of the Company Shares, and such Company Shares are to be sold pursuant to this Agreement. No Company Shares are subject to any Liens or to any rights of first refusal of any kind, and no other person or entity has rights to purchase any Company Shares. Seller has the sole right to transfer such Company Shares to Buyer. Such shares constitute all of the Company Shares and all of the outstanding capital stock of the Company, and no stockholders have any other rights to acquire Company Shares. Upon the Closing, Buyer will receive good title to all Company Shares, subject to no Liens retained, granted or permitted by Seller or the Company. Seller has not engaged in any sale or other transfer of any Company Shares in contemplation of the Acquisition.

3.2 Absence of Claims by the Seller. Neither Seller nor any subsidiary or affiliate of Seller has: (i) any present claim against the Company, any Subsidiary of the Company or any of their respective assets, except for the intercompany loan referred to in Recital B above; or (ii) knowledge of the basis for any future claim against the Company, any Subsidiary of the Company or any of their respective assets, whether contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

3.3 Authority. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

3.4 Consents. Except for the consents to be obtained by the Company and Seller as set forth on Section 3.4 of the Disclosure Schedule, to the Seller’s Knowledge no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, any party to any agreement with the Company or any of its Subsidiaries, including a Company Lease Contract, (so as not to trigger any Conflict), is required by or with respect to the Seller or the Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated herein, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.

3.5 Preferences; Solvency. The following statements are, after giving effect to the transactions contemplated herein, true and correct:

(a) Seller is not insolvent as such term is used in the Norwegian Bankruptcy Act, Section 61.

(b) The Purchase Price received by Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Company Shares.

(c) Seller has the intent and capacity to discharge all of its current and anticipated Liabilities both before and after giving effect to the Transaction.

3.6 Organization, Qualification and Corporate Power.

(a) Company is a corporation duly organized, validly existing, and in good standing under the laws of Sweden. Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, including the Portfolio.

(b) BNS Consent Deutschland GmbH is a corporation duly organized, validly existing, and in good standing under the laws of Germany. BNS Consent Deutschland GmbH is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. BNS Consent Deutschland GmbH has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(c) Consent Equipment Benelux B.V. is a corporation duly organized, validly existing, and in good standing under the laws of the Netherlands. Consent Equipment Benelux B.V. is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Consent Equipment Benelux B.V. has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(d) Consent Equipment UK Limited is a corporation duly organized, validly existing, and in good standing under the laws of England. Consent Equipment UK Limited is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Consent Equipment UK Limited has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.7 Capitalization.

(a) The entire issued and outstanding capital stock of the Company consists of 340,000 Company Shares, each with a par value of SEK 100. No proxy to the Board of Directors to issue additional Company Shares has been granted by a shareholders’ meeting. All of the issued and outstanding capital stock of the Company is owned beneficially and of record by Seller. All of the issued and outstanding shares of capital stock have been duly and validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights. There are no outstanding securities (or commitments or obligations to issue securities) exchangeable or convertible into or exercisable for any equity securities of Company.

(b) The entire ownership interests of BNS Consent Deutschland GmbH consists of one share and the authorized share capital is EUR 1,1 million, all of which is issued and outstanding. All ownership interest in BNS Consent Deutschland GmbH is owned beneficially and of record by the Company. All of the ownership interest has been duly and validly issued, fully paid and non-assessable, was not issued in violation of any preemptive rights, rights of first refusal, or any similar rights. There are no outstanding securities (or commitments or obligations to issue securities) exchangeable or convertible into or exercisable for any equity securities of BNS Consent Deutschland GmbH.

(c) The entire authorized capital stock of Consent Equipment Benelux B.V. consists of forty shares of EUR 453,78, total share capital EUR 18,151 all of which are issued and outstanding. All of the issued and outstanding capital stock of Consent Equipment Benelux B.V. is owned beneficially and of record by the Company. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights. There are no outstanding securities (or commitments or obligations to issue securities) exchangeable or convertible into or exercisable for any equity securities of Consent Equipment Benelux B.V.

(d) The entire authorized capital stock of Consent Equipment UK Limited consists of one share of ordinary common stock, all of which are issued and outstanding. All of the issued and outstanding capital stock of Consent Equipment UK Limited is owned beneficially and of record by the Company. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights. There are no outstanding securities (or commitments or obligations to issue securities) exchangeable or convertible into or exercisable for any equity securities of Consent Equipment UK Limited.

3.8 Subsidiaries. Except for BNS Consent Deutschland GmbH, Consent Equipment Benelux B.V. and Consent Equipment UK Limited, the Company does not have any direct or indirect Subsidiaries and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

3.9 No Conflicts. Neither the execution and the delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Seller, Company or the Portfolio is subject, (ii) violate or conflict with any provision of the Seller’s, Marlin Portfolio’s or the Company’s memorandum of incorporation or articles of association (collectively, the “Charter Documents”), or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which Seller, the Company or any Subsidiary of the Company is a party or by which either is bound or to which any of its assets, including the Portfolio, are subject (or result in the imposition of any Lien upon any of the assets of the Company or any of its Subsidiaries, including the Portfolio).

3.10 Financial Statements. Section 3.10 of the Disclosure Schedule contains the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheet and statements of income and cash flows as of and for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 for Company and its Subsidiaries; (ii) audited balance sheet and statement of income and cash flows for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 for BNS Consent Deutschland GmbH. The Financial Statements present fairly in all material respects the financial condition of Company and its Subsidiaries and BNS Consent Deutschland GmbH, as the case may be, as of such dates and the results of operations of Company and its Subsidiaries, and BNS Consent Deutschland GmbH, as the case may be, for such periods. The books of account of Company and its Subsidiaries, and of BNS Consent Deutschland GmbH, as the case may be, reflect, in all material respects, as of the dates shown thereon all items of income and expenses, and all assets, Liabilities and accruals required to be reflected therein.

3.11 Undisclosed Liabilities. To the Sellers’ Knowledge the Company and its Subsidiaries have no Liability or indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any Liability for Taxes), except for that which individually or in the aggregate (i) is reflected in the Financial Statements, or (ii) has arisen after the date of the most recent Financial Statements in the ordinary course of business. .

3.12 Material Adverse Effect. Since the date of the Financial Statements to the date hereof, without limiting the generality of the term Material Adverse Effect defined in Section 1.1(r):

(a) Neither the Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any assets or properties, tangible or intangible outside the ordinary course of business;

(b) Neither the Company nor any of its Subsidiaries has entered into, assumed or become bound under or obligated by any Contract or extended or modified the terms of any Contract which involves the sale or license of or otherwise concerns, affects or relates to any of the Containers, the Portfolio or any other assets of the Company or its Subsidiaries, outside of the ordinary course of business;

(c) no party (including the Company and its Subsidiaries) has accelerated, terminated or canceled any material Contract to which Company or any of its Subsidiaries is a party or by which it is bound prior to the scheduled termination date thereof, and which affects or relates to or otherwise concerns the Containers, the Portfolio or any other assets of the Company or its Subsidiaries;

(d) none of the assets of the Company or any of its Subsidiaries, tangible or intangible, including without limitation the Portfolio, has become subject to any Lien;

(e) Neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any of their respective intellectual property;

(f) there has not been (i) any purchase, redemption, retirement, or other acquisition by Company or any of its Subsidiaries of any shares of any capital stock or (ii) any declaration or payment of any dividend or other distribution or payment by Company or any of its Subsidiaries in respect of shares of its capital stock;

(g) Neither the Company nor any of its Subsidiaries has transferred to any Person any rights to any of the Containers or any of their other assets, outside the ordinary course of business;

(h) Neither the Company nor any of its Subsidiaries has entered into or amended any contract pursuant to which any other Person is granted marketing, distribution or similar rights of any type or scope affecting, involving, related to or concerning, or that otherwise affects, involves, is related to or concerns, any of the Containers or other assets of the Company or any such Subsidiary;

(i) Neither the Company nor any of its Subsidiaries has commenced any litigation or otherwise become party to any litigation;

(j) Neither the Company nor any of its Subsidiaries has merged or consolidated or effected a corporate transaction (other than the acquisition of the Portfolio), or agreed to merge or consolidate or effect a corporate transaction;

(k) Neither the Company nor any of its Subsidiaries has extraordinary prepaid debt or lease transactions, incurred new debt (save as in connection with the acquisition of Marlin Portfolio) or lease obligations or modified existing debt or lease obligations or otherwise used funds outside of the ordinary course of business;

(l) Except in connection with the Employment Agreements, taken any action, or omitted to take any action, which expressly or implicitly offers or promises to any Employee employment with the Company or any of its Subsidiaries following the Closing, save that Helén Lövgren has been employed by the Company with effect from May 2008 as a replacement for Gunilla Coxner who ended her employment in February 2008; or

(m) Neither the Company nor any of its Subsidiaries has become obligated to do any of the actions described in the foregoing Sections 3.12(a) through 3.12(l).

3.13 Legal Compliance. Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Legal Requirements. The use, lease and ownership, where applicable, of the Containers, the Portfolio and the other assets of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Legal Requirements. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the Sellers’ Knowledge, is threatened against the Company or any of its Subsidiaries by any Governmental Body alleging any failure to so comply. The Company and its Subsidiaries have all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Company and such Subsidiaries as they are presently conducted. Seller is unaware of any material licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are, or will be, needed that could materially change the operations of Company and such Subsidiaries as they are presently conducted.

3.14 Tax Matters.

(a) For purposes of this Agreement, (i) “Tax” or, collectively, “Taxes”, means (A) any and all federal, state, and local taxes of Norway, Sweden, Germany, the Netherlands, the United Kingdom, the United States and any other country and all assessments, duties, levies and other governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts; (B) any Liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (C) any transferee Liability or obligation for the payment of any amounts of the type described in clause (A) or (B) as a successor, by contract or otherwise, and (ii) “Tax Returns” means any and all reports, returns, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) with respect to Taxes (including any amendments thereto).

(b) The Company and each of its Subsidiaries have duly and timely filed all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full.

(c) Company and its Subsidiaries have provided adequate reserves on their Financial Statements for the payment of any Taxes accrued but not yet due and payable, as of the respective dates of such Financial Statements.

(d) Company and its Subsidiaries have timely withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party, and to the extent due and payable, has paid over such amounts to the proper Governmental Body.

(e) The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any such Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f) There is no dispute, claim or proposed adjustment concerning any Tax Liability of the Company or any of its Subsidiaries claimed or raised by any authority in writing or, to the Sellers’ Knowledge, otherwise. Neither the Company nor any of its Subsidiaries is a party to nor has it been notified in writing that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the relevant national tax authorities or any other Governmental Body and there is no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the tax authorities or any other Governmental Body which has not been satisfied.

(g) None of the Tax Returns of the Company or any of its Subsidiaries are currently the subject of audit or examination nor has Seller been notified of any request for an audit or examination.

(h) There are no Liens upon any property or assets of Company or any of its Subsidiaries, relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable and which are reflected on the Financial Statements.

(i) To the Sellers’ Knowledge there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien upon any of the assets of the Company or its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with respect to the sharing, allocation or apportionment of Taxes, nor does Company or any of its Subsidiaries owe any amount under any such agreement or arrangement that would create a Liability on the Company, any Subsidiary of the Company, any of their respective assets or Buyer on or after the Closing.

(k) To the Sellers’ Knowledge, no claim has been made by a Governmental Body in a jurisdiction where Company or any Subsidiary of the Company does not file Tax Returns that Company or any Subsidiary of the Company is or may be subject to taxation by such jurisdiction.

3.15 Title of Assets; Absence of Liens and Encumbrances.

(a) Company and its Subsidiaries are the lawful owners of all their assets or leasehold interests, including without limitation, the Containers and the Portfolio Containers, all of which are free and clear of all Liens, except for Liens listed in Section 3.15(a) of the Disclosure Schedule.

(b) Schedule 3.15(b) sets forth a description of the Containers and related information pertaining thereto. All such Containers are in existence and, to the best of Sellers’ Knowledge, will be, in the condition required under the Company Lease Contracts.

(c) To the extent that any Subsidiary or Affiliate of Seller has ever owned or otherwise held any rights to use the Containers, the Portfolio or other assets of the Company or its Subsidiaries, then such Person has irrevocably assigned in writing all of its right, title and interest in and to such Containers, the Portfolio and such other assets to the Company or the Company’s Subsidiaries (as the case may be).

3.16 Intellectual Property Rights. The Company and its Subsidiaries own the Company Registered Intellectual Property Rights free and clear of all Liens. Except for standard off-the-shelf software licenses, the Company Registered Intellectual Property Rights constitute all of the intellectual property rights needed to operate the business of the Company and its Subsidiaries, as currently conducted, without the need to make license or royalty payments to any Person. Without limiting the foregoing:

(a) The Company and it Subsidiaries shall be entitled to continue to operate all of their Containers and other assets using the logos and other trademarks and tradenames that are currently placed on such Containers and other assets; and

(b) Except for “shrink-wrapped” off the shelf software having a cost of no more than $2,000 per seat per year, the Company and its subsidiaries own all software currently used in their respective businesses.

3.17 Contracts. Section 3.17 (a) – (c) of the Disclosure Schedule lists all Company Lease Contracts, Financing Contracts and Other Contracts, subject to changes in the Company’s ordinary course of business that in the aggregate are not material, and summarizes pertinent information relating thereto.

(a) Schedule 3.17(a) summarizes pertinent information relating to the Company Lease Contracts, which information is true and correct;

(b) Schedule 3.17(b) summarizes pertinent information relating to the Financing Contracts, which information is true and correct;

(c) Schedule 3.17(c) summarizes the terms of contracts between the Company and its Subsidiaries and various container depots, which information is true and correct; and

(d) Schedule 3.17(d) summarizes (with respect to all Contracts) (i) aggregate payments that have been made under the Contracts from the period beginning January 1, 2008 until the Closing, and (ii) aggregate accounts receivable under the Contracts as of the Closing. There have been no prepayments under any Company Lease Contracts, and no extraordinary prepayments under any Financing Contracts.

Seller has made available for inspection by Buyer originals or true and complete copies of all such Contracts, save that only a sample selection of the Company Lease Contracts listed in Schedule 3.17 (a) and the contracts with various container depots listed in Schedule 3.17 (c) were made available for Buyer’s inspection in the Due Diligence. All such documents are listed in reasonably identifiable detail on Section 3.17 (a) – (c) of the Disclosure schedule. With respect to each such Contract: (A) the agreement, with respect to Company and its Subsidiaries (as the case may be) and all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) to the Sellers’ Knowledge neither Company, any of its Subsidiaries nor any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither the Company nor any of its Subsidiaries has received notice that any party has repudiated any provision of the agreement. The Company and its Subsidiaries have obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such agreement to the change of control of the Company contemplated by this Agreement and as otherwise may be required under any such Contract in connection with the transactions contemplated by this Agreement or to remain in effect without modification after the Closing. Following the Closing, the Company (which shall then be a wholly-owned subsidiary of Buyer) and each of the Company’s Subsidiaries will be permitted to exercise all of their respective rights under each of such Contracts to the same extent Company and such Subsidiaries would have been able to exercise such rights had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or its Subsidiaries would otherwise be required to pay.

3.18 Public Filings Regarding Company Lease Contracts. Any documents that may be required under applicable law to protect the interest of the Company and its subsidiaries under the Company Lease Contracts have been, duly filed and are in full force and effect in the appropriate jurisdictions with respect to the Containers.

3.19 Litigation. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or as to which Company, any Subsidiary of the Company or Seller has received any written notice of assertion nor, to the Sellers’ Knowledge is there a threatened action, suit, proceeding, claim, arbitration or investigation against Company, any of it Subsidiaries, any of their respective assets or any of their respective officers, employees, directors or stockholders, nor to the Sellers’ Knowledge is there any reasonable basis therefor.

3.20 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Company or any of its Subsidiaries is a party or which is otherwise binding upon Company, any of its Subsidiaries or any of their respective assets (including without limitation the Containers and the Portfolio) that has the effect of prohibiting or restricting Company or any such Subsidiary from selling, licensing or otherwise providing services to, customers or potential customers or any class of customers, in any geographic area or in any segment of the market or otherwise.

3.21 Employee Matters.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary for the benefit of any Employee, or with respect to which the Company or any Subsidiary has or may have any Liability or obligation;

(ii) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Subsidiary;

(iii) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Subsidiary and any Employee;

(b) Effect of Transaction. Except for the effects of the Noncompetition Addendum, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(c) Employment Matters. Company and each of its Subsidiaries: (i) are in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Company or any of its subsidiaries under any Company Employee Plan, Employment Agreement, pension plan or long-term disability plan.

(d) Labor. No work stoppage or labor strike against Company or any of its Subsidiaries is pending, threatened or to the Sellers’ Knowledge reasonably anticipated. The Seller does not know of any activities or proceedings of any labor union to organize any Employees of the Company or any of its Subsidiaries that has occurred during the prior three years. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Sellers’ Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee of the Company or any of its Subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material Liability to Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the Swedish law on Workers’ Protection “Lag om anställningsskydd (1982:80), or any comparable law in any other jurisdiction in which the Company or any such Subsidiary does business. Neither the Company nor any of its Subsidiaries have presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company or any such Subsidiary. During the ninety (90) day period prior to Closing, neither the Company or any of its Subsidiaries have (i) temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment; or (ii) implemented a mass layoff or effectuated a sufficient number of losses of employment.

3.22 Fees. The Company and its Subsidiaries have no Liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

3.23 Complete Copies of Materials. Seller and Company have delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

3.24 No Acquisition Proposals. There is currently no acquisition proposal (other than from Buyer) and Seller and Company have ceased and terminated and caused its Representatives to cease terminate any contacts or negotiations with any Person (other than Buyer) relating to any acquisition proposal.

3.25 Powers of Attorney. Company has not given any power of attorney (irrevocable or otherwise) to any Person for any purpose, except in the ordinary course of business or as set forth in the Charter Documents or as conferred by operation of law pursuant to applicable company legislation.

3.26 Full Disclosure. No representation or warranty in this Article III or in any document delivered by or on behalf of Seller or Company or their Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Buyer pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1 Organization, Qualification and Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Barbados. Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereunder and to perform its obligations hereunder, and no other corporate action or approval on the part of Buyer is necessary to authorize Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 Buyer’s Knowledge. Buyer hereby assures Seller that Buyer is not entering into this Agreement with the current knowledge of any circumstances that would entitle Buyer to indemnity under Section 8.2 (a)(i)(A) or 8.2(a)(i)(B).

ARTICLE V

POST-CLOSING COVENANTS

5.1 Reasonable Cooperation of Seller. From and after the Closing, Seller or any successor thereto shall cooperate with Buyer and provide reasonable assistance to Buyer to effect the successful assignment and transfer of the Portfolio and shall provide such other assistance as Buyer may reasonable request in maintaining the Portfolio.

5.2 Use of Registered and Unregistered Marks. From and after the Closing, Seller and Seller’s Affiliates shall cease all use of the “Consent” trademark and tradename and any other trademarks or service marks of the Company or any of its Subsidiaries, whether or not such marks are registered or unregistered; provided that Seller shall retain the use of the “BNS” trademark, tradename and the blue, white and green oval shaped trademark/logo shown in Section 5.2 of the Disclosure Schedule, subject to a paid-in-full, perpetual license in favor of the Company and its Subsidiaries to use such mark with respect to the Containers and other equipment owned, leased or managed by the Company and/or its Subsidiaries prior to the Closing, or on order prior to the Closing, but shall refrain from using such tradenames and trademarks on Containers and other equipment ordered after Closing. Buyer will change the name of BNS Consent Deutschland GmbH so as to no longer use the “BNS” trademark promptly following the Closing.

ARTICLE VI

OTHER AGREEMENTS AND COVENANTS

6.1 Confidentiality. The parties acknowledge that Buyer and Seller have previously entered into that certain Confidentiality Undertaking dated as of January 14, 2008 (the “Non-Disclosure Agreement”), the confidentiality provisions of which shall continue in full force and effect in accordance with its terms for the following periods; provided, that all information furnished to Buyer and its Representatives by or on behalf of Seller or its Representatives shall be governed by the confidentiality provisions of the Non-Disclosure Agreement until the Closing (whereupon such provisions shall lapse).

6.2 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

6.3 Tax Matters. Buyer, as and to the extent reasonably requested by Seller, and Seller, as and to the extent reasonably requested by Buyer, shall (i) cooperate fully with each other in connection with, and make available to each other in a timely fashion, such data and other information as may reasonably be required for the preparation and filing of such Tax Returns and any audit, litigation or other proceeding with respect to Taxes, and (ii) preserve such data and other information until the expiration of any applicable limitation period with respect to Taxes to which such data or information relates.

6.4 Notice of Material Adverse Effect. Seller shall promptly notify Buyer of any event, circumstance or other condition that constitutes a Material Adverse Effect or with passage of time could become a Material Adverse Effect.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of Seller and Buyer to effect the Acquisition shall be subject to the absence of any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

7.2 Closing Deliveries.

(a) Deliveries by Seller. At the Closing, in addition to anything else required by Section 7.2, Seller shall deliver, or cause to be delivered, to Buyer the following, dated as of the Closing Date and executed for and on behalf of Seller by a duly authorized officer thereof:

(i) Certificate for Company Shares. share certificate #1 for 340,000 Company Shares duly transferred to Buyer;

(ii) Certificates for Shares of Subsidiaries. Original stock certificates for the outstanding shares of stock of BNS Consent Deutschland GmbH, Consent Equipment Benelux B.V. and Consent Equipment UK Limited, issued to the Company;

(iii) Share Ledger. The share ledger of the Company, reflecting Buyer as the owner of the 340,000 Company Shares;

(iv) Share Ledgers for Subsidiaries. The share ledgers of the Subsidiaries, reflecting the Company as the owner of all outstanding shares;

(v) Deeds, Endorsements and Consents. All such deeds, endorsements, consents and other instruments as shall be necessary to vest in Buyer valid title, rights and interest to the Company Shares and Portfolio.

(vi) Compliance with Law. Buyer shall be satisfied that the transfer of the Company Shares pursuant to this Agreement shall comply with applicable Norwegian and Swedish law.

(vii) Company Contracts. A complete list of all executed Company Contracts in a form satisfactory to Buyer;

(viii) Third Party Consents. Evidence satisfactory to Buyer that the Company and its Subsidiaries have obtained all consents from third parties necessary in connection with the transactions contemplated by this Agreement, including without limitation required to the consents, approvals and waivers set forth in Section 3.4 of the Disclosure Schedule.

(ix) Waivers of Rights on Change of Control. Without limiting clause (viii), consents from any counterparties of each Financing Contract that contains provisions regarding the right to terminate the agreement upon a change of control, to the effect that such termination right is waived, as set forth on Section 3.4 of the Disclosure Schedule;

(x) Company Minute Book. Original minutes for all meetings of the shareholders as well as the Board of Directors of the Company for the last 10 years;

(xi) Company Annual Reports and Financial Statements. Evidence that the Company is in possession of all annual reports, financial statements and auditors’ reports for the 10 years prior to the Closing Date;

(xii) Board and Shareholder Approvals. Minutes from the meeting of the Board of Directors of the Company and of Seller whereby the sale of the Company Shares to Buyer has been approved;

(xiii) Board of Director Resignations. Resignations from all members of the boards of directors of the Company and its Subsidiaries (except for Tomas Wennström) dated the Closing Date, including statements from all such board members releasing any claims of such board members against the Company or any Subsidiary;

(xiv) Interim Financial Statements. Seller shall have provided Buyer with estimated financial statements for the Company and for BNS Consent Deutschland GmbH for the month of April 2008 and unaudited financial statements for the Company for the calendar quarter ended March 31, 2008; and unaudited financial statements for BNS Consent Deutschland GmbH for the calendar quarter ended March 31, 2008;

(xv) Intercompany Indebtedness. Evidence that all Indebtedness of the Company or any of its Subsidiaries to the Seller, any of its Affiliates or any of the previous shareholders of the Company has been paid in full, effective as of the Closing, except as set forth in Recital B above;

(xvi) Confirmation Regarding Finance Lease Purchase Option. A confirmation from Elcon Finans (SG Finans) to the effect that upon payment in full of remaining scheduled rental payments under the various leases from Elcon Finans to BNS Consent Deutschland GmbH, Elcon Finans will convey good and marketable title to the leased container equipment to BNS Consent Deutschland GmbH, without a requirement of further payments from BNS Consent Deutschland GmbH;

(xvii) Employees. Each Person listed on 7.2(a)(xvii) of the Disclosure Schedule shall be an employee of the Company as of the Closing and his or her Employment Agreement with the Company shall be in full force and effect;

(xviii) Noncompetition Agreements. Seller (on behalf of itself and its Affiliates) shall have entered into a Noncompetition Agreement with Buyer (the “Noncompetition Agreement”) and each Person listed on Section 7.2(a)(xvii) of the Disclosure Schedule shall have entered into a Noncompetition Addendum to Employment Agreement with the Company (the “Noncompetition Addendum”) and each such agreement shall be in full force and effect subject to closing of the Transaction and as from the Closing Date;

(xix) Opinion of Counsel for Seller Buyer shall have received from Vogt & Wiig Law Firm, Norwegian counsel and Maqs Law Firm, Swedish counsel, an opinion in form and substance acceptable to Buyer and its counsel, addressed to Buyer, and dated as of the Closing Date; and

(xx) Escrow Agreement. Buyer, Seller and the Escrow Agent shall have entered into and delivered the Escrow Agreement.

(b) Deliveries by Buyer. At the Closing, in addition to anything else required by Section 7.3, Buyer shall deliver, or cause to be delivered, the following:

(i) Payment of Escrow Fund. To the Escrow Agent, the Escrow Fund by wire transfer immediately available funds; and

(ii) Payment of Purchase Price. To Seller, the Purchase Price, subject to adjustment pursuant to Section 2.3, by wire transfer in immediately available funds to the account specified in Schedule 2.4 hereto.

7.3 Conditions to Buyer’s Obligation to Effect the Acquisition. The obligation of Buyer to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct in all respects as of such date) shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Seller as of the Closing.

(b) No Actions. No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any country (or subdivision thereof) or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect.

(c) Closing Deliveries. Buyer shall have received all of the closing deliveries described in Section 7.2(a), and such deliveries shall be acceptable to Buyer in form and substance.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

7.4 Conditions to Seller’s Obligation to Effect the Acquisition. The obligation of Seller to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which shall be true and correct in all respects as of such date) shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Escrow Agreement. Buyer, Seller and the Escrow Agent shall have entered into and delivered the Escrow Agreement.

(c) Closing Deliveries. Seller shall have received all of the closing deliveries described in Section 7.2(b), and such deliveries shall be acceptable to Seller in form and substance.

ARTICLE VIII

INDEMNIFICATION; ESCROW

8.1 Survival of Representations and Warranties. All representations and warranties set forth in this Agreement, the Disclosure Schedule or in any certificate or instrument delivered pursuant to this Agreement, shall survive the Closing for a period twelve (12) months following the Closing Date; provided, however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, that the representations and warranties contained in Section 3.1 (Ownership of Shares), Section 3.3 (Authority) and Section 3.7 (Capitalization) hereof shall survive five years from the date hereof and provided further that the representations and warranties contained in Section 3.14 (Tax Matters) shall survive until the termination of the applicable statute of limitations. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for covenants and other agreements which by their terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof.

8.2 Indemnification by Seller.

(a) Indemnity; Escrow Fund.

(i) Seller shall indemnify and hold harmless Buyer and its Representatives and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against all claims, losses, Liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys’ fees and expenses of investigation) (hereinafter individually a “Loss” and collectively “Losses”) arising out of, or resulting from, or incurred with respect to, (A) any breach of a representation or warranty of Seller contained in this Agreement, the Disclosure Schedule or any certificate or instrument delivered pursuant to this Agreement, or any Ancillary Agreement to which Seller is a party, and any breach of a representation or warranty of Seller (or any of Seller’s Affiliates) pursuant to the Noncompetition Agreement, (B) any failure by Seller to perform or comply with any covenant contained in this Agreement or any other Ancillary Agreement, or any breach by Seller or any of it is Affiliates of the Noncompetition Agreement, (C) any Liabilities of Seller, (D) any expenses incurred by Company as set forth and subject to Section 9.12 herein.

(ii) Except with respect to Losses related or resulting from fraud or willful misrepresentation, or for violations of the representations set forth in Section 3.1 (Ownership of Shares), Section 3.3 (Authority), Section 3.7 (Capitalization), Section 3.14 (Tax Matters), Section 3.15 (Title to Assets; Absence of Liens and Encumbrances), and Section 3.17 (Contracts) (the foregoing representations being hereinafter referred to as “Carve-Out Representations”) the maximum recovery for any and all indemnification claims of Buyer or the other Buyer Indemnified Persons pursuant to this Section 8.2 shall be limited to thirty percent (30%) of the Purchase Price.

(iii) Except with respect to Losses related or resulting from fraud or willful misrepresentation, the maximum recovery for any and all indemnification claims of Buyer or the other Buyer Indemnified Persons pursuant to this Section 8.2 with respect to the Carve-Out Representations shall be limited to the Purchase Price.

(iv) Except with respect to Losses related or resulting from fraud or willful misrepresentation, the aggregate maximum recovery for any and all indemnification claims of Buyer or the other Buyer Indemnified Persons pursuant to this Section 8.2, whether in relation to Carve-Out Representations or otherwise, shall be limited to the Purchase Price

(v) As soon as practicable after the Closing, the Escrow Fund will be deposited with the Escrow Agent, without any act by Seller, to be governed by the terms set forth herein and any applicable escrow agreement. Promptly upon receipt of the Escrow Fund, the Escrow Agent will convert the Escrow Fund into Norwegian Krone and will thereafter maintain the Escrow Fund in Norwegian Krone.

(vi) Seller shall have no Liability or obligation to indemnify any Buyer Indemnified Person for any Losses pursuant to Sections 8.2(a)(i)(A) or (B) unless and until an Officer’s Certificate on behalf of Buyer shall have been delivered with respect to Losses which equal or exceed $350,000 in the aggregate for all Losses (the “Basket Amount”) each

Officer’s Certificate shall be for a loss of no less no less than $25,000, save that groups of related losses may be aggregated up to the $ 25,000 threshold. At such time as Officer’s Certificates with respect to Losses which surpass the foregoing Basket Amount have been delivered, the Buyer Indemnified Persons shall be entitled to indemnification for all Losses, including the Basket Amount, and thereafter Buyer shall deliver any Officer’s Certificate claiming individual Losses of no less than $25,000, save that groups of related losses may be aggregated up to the $ 25,000 threshold.

(vii) The Seller shall have no liability or obligation to indemnify any Buyer Indemnified Person for any Losses pursuant to Sections 8.2(a)(i)(A) or (B) in respect of matters that objectively were properly disclosed by the Seller in writing in the Due Diligence as evidenced by Section 1.1 (h) of the Disclosure Schedule.

(viii) Further, the Seller shall have no liability or obligation to indemnify any Buyer Indemnified Person for any Losses pursuant to Sections 8.2(a)(i)(A) or (B) if an Officer’s Certificate on behalf of Buyer is delivered later than 2400 (CET) on the date falling twelve (12) months after the Closing Date, provided, however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, that the representations and warranties contained in Section 3.1 (Ownership of Shares), Section 3.3 (Authority), Section 3.7 (Capitalization) and Section 3.15 (a) hereof shall survive until the fifth anniversary of the Closing; and provided further that the representations and warranties contained in 3.14 (Tax Matters) shall survive until the termination of the applicable statute of limitations.

(ix) The Escrow Fund shall be available to compensate the Buyer Indemnified Persons for Losses and any Losses incurred during the Escrow Period shall be first satisfied through the Escrow Fund and thereafter, subject to the limits set forth herein, by looking to Seller. Furthermore, notwithstanding the foregoing or anything to the contrary set forth herein, nothing in this Agreement shall limit the Liability (i) of Seller or any other Person for any Losses arising out of fraud or willful breach of a representation or warranty, or (ii) of any Person in connection with any breach by such Person of an Employment Agreement or Noncompetition Addendum.

(b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall remain in existence for twelve (12) months following the Closing Date (the “Escrow Period”). On or before the last day of the Escrow Period, Buyer and Seller shall deliver a joint written payment instruction (“Written Instruction”) signed by authorized representatives for Buyer and Seller, pursuant to which a portion of the Escrow Fund shall be released from Escrow to Seller in an amount equal to the Escrow Fund less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Buyer and the other Buyer Indemnified Persons pursuant to this Article VIII and (ii) an amount equal to such portion of the Escrow Fund which, according to a Written Instruction or Arbitration Award, is necessary to satisfy any unsatisfied claims, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by a Written Instruction or Arbitration Award), the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund not required to satisfy such claims.

(c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall treat Seller as the owner of the Escrow Fund for all tax purposes.

(d) Resolution of Conflicts; Arbitration.

(i) The Escrow Agent shall be entitled to conclusively rely on the Written Instruction and the Escrow Agent shall distribute Escrow Cash from the Escrow Fund in accordance with the terms of such Written Instruction.

(ii) If no such agreement regarding a Written Instruction can be reached by the end of the Escrow Period, either Buyer or Seller may demand arbitration of the matter pursuant to this Agreement unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration.

(iii) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be binding and conclusive upon the Parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision (the Arbitration Award”) and make or withhold payments out of the Escrow Fund in accordance therewith. In the event that the Escrow Agent has not received evidence of Written Instruction or Arbitration Award the Escrow Agent shall continue to hold the Escrow Fund in accordance herewith.

(iv) Any such arbitration shall be held in Oslo, Norway, under the rules of the Norwegian Arbitration Act. Each Party to any arbitration pursuant to this Section 8.2(d) shall pay its own expenses; the fees of each arbitrator and any administrative fee shall be borne equally by Buyer, on the one hand and Seller, on the other, save that the arbitrator or a majority of the three arbitrators, as the case may be, shall upon final judgment have the authority to award costs in accordance with the rules of the Norwegian Arbitration Act if required by either Party. The expenses that Seller or Buyer incurs in the course of any arbitration pursuant to this Section 8.2(d) or their respective portion of the fees of the arbitrators or the administrative fees shall not be deducted from any amounts held in the Escrow Fund.

(e) Seller’s Agent. After the Closing, Seller may, and in the event of any liquidation, dissolution or other event in which Seller or any successor ceases to exist, shall appoint an agent to act on its behalf with respect to this Section 8.2, with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(f) Third-Party Claims. In the event that Buyer becomes aware of a third-party claim which Buyer believes may result in a demand against the Escrow Fund, Buyer shall notify Seller of such claim. Buyer shall have the sole right to conduct the defense of any such claim and the right in its sole discretion to settle any such claim; provided, however, that except with the consent of Seller, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by any Buyer Indemnified Person against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Public Announcements. Prior to the Closing, neither Buyer nor Seller nor Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement, including the terms and conditions of this Agreement and the transactions contemplated hereby, the Purchase Price, the Portfolio, the parties hereto, and if applicable, the termination of this Agreement and the reasons therefor, without the prior written approval of the other; provided, however, that (a) Buyer may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly-traded securities and (b) Seller may, subject to Buyer’s written approval, correspond with third parties in writings in form and substance reasonably satisfactory to Buyer with respect to obtaining consents from such parties pursuant to Section 3.4. Notwithstanding the foregoing, whether before or after the Closing, Buyer may, in its sole discretion, issue a press release regarding the execution of this Agreement and the transactions contemplated hereby; provided, that Buyer shall provide Seller with an opportunity to review and comment on the contents of any such press release a reasonable period of time prior to its dissemination to the public. After the Closing, Seller and its Affiliates and Representatives shall make no press release or public announcement or disclosure relating to the subject matter of this Agreement, including the parties hereto, the terms and conditions of this Agreement and the transactions contemplated hereby, without the prior written consent of Buyer, which Buyer shall be entitled to grant or refuse in its sole discretion.

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically and expressly set forth herein.

9.3 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Ancillary Agreements to which the Seller is a party constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.4 Amendment. This Agreement may be amended by the Parties hereto by execution of an instrument in writing signed on behalf of each of the Parties hereto; provided, however, that the consent of Escrow Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights or obligations of the Escrow Agent; and provided further that any such amendment that would require Stockholder approval under applicable Legal Requirements shall not be effective without obtaining such approval.

9.5 Waivers. Subject to the limitations in Section 8.1, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Buyer nor Seller may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other. The consent of the Escrow Agent shall not be required for any such assignment.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as a facsimile, telecopy or other reproduction hereto.

9.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with FedEx or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, return receipt requested and shall be addressed to the intended recipient as set forth below:

if to Buyer, to:

CONTAINER APPLICATIONS LIMITED

Mailing Address:

One Embarcadero Center, Suite 2101

San Francisco, CA 94111

Attention: Victor Garcia, Chief Financial Officer

Facsimile: (415) 788-3430

with a copy to:

Perkins Coie LLP

101 Jefferson Drive

Menlo Park, California 94025

Attention: Edward Wes, Esq.

Facsimile: (650) 838-4350

if to Seller or to the Company, to:

BNS CONSENT HOLDING AS

Verkseier Furulunds vei 11,

P.O. Box 26 Alnabru

N- 0614 OSLO

Attention: Haakon Thorsen

Facsimile: +47 22 90 92 51

with a copy to:

Advokatfirmaet Vogt & Wiig AS

Roald Amundsens gt. 6,

P. O. Box 1503 Vika,

N-0117 OSLO

Attention: Frode Berg

Facsimile: +47 22 31 32 01

if to the Escrow Agent, to:

NORDEA BANK NORGE ASA

Middelthunsgate 17,

P.O. Box 1166 Sentrum,

N-0107 OSLO

Attention: Rigmor Toft Michelsen

Facsimile: +47 22 48 43 34

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other Parties pursuant to the provisions above.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Norway without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Norway.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12 Expenses. Each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to (a) all third party legal, accounting, financial advisory, consulting, finders or other fees and expenses and (b) any payments made under or with respect to any of Seller’s Contracts (i) in connection with any change in control obligations, (ii) arising under any required consents, waivers or approvals in connection with the Acquisition and the transactions contemplated by this Agreement, or (iii) in connection with any agreed upon modification or early termination of Contracts. If the Acquisition is consummated, then any such costs set forth in (a) and (b) above incurred or paid by Company shall, at the Buyer’s option, either be deducted from the Purchase Price or paid out of the Escrow Fund and shall not be subject to the Basket Amount.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.14 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed, all as of the date first written above.

CONTAINER APPLICATIONS LIMITED

By:	/s/ Victor Garcia
Name:	Victor Garcia
Title:	Chief Financial Officer

BNS CONSENT HOLDING AS

By:	/s/ Nigel K. Wilson
Name:	Nigel K. Wilson
Title:	Director, Board Member